Exhibit 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (this "Agreement") is made as of August 1, 2005 by and between BE Aerospace, Inc., a Delaware corporation (the "Company"), and Thomas P. McCaffrey (the "Executive").

                                    RECITALS

         WHEREAS, Executive and the Company entered into that certain Employment Agreement dated as of September 14, 2001 and thereafter amended said Employment Agreement by five amendments (said Employment Agreement and amendments hereinafter collectively the "Employment Agreement"); and

         WHEREAS, Executive, having provided services to the Company since May 1, 1993, agrees to provide services for an additional period as provided herein and the Company wishes to procure such services; and

         WHEREAS, Executive and the Company wish to further amend and restate the Employment Agreement in its entirety;

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Reference to Employment Agreement. The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2.       Term. Unless otherwise terminated pursuant to the provisions of
Section 5 hereof, Executive shall provide to the Company services hereunder during the term of his employment under this Agreement, which shall be the period ending three (3) years from any date as of which the term is being determined (the "Employment Term"). The date, on which the Employment Term ends, including any extensions thereof, is sometimes hereinafter referred to as the "Expiration Date."

3. Position and Duties. Executive shall serve the Company in the capacity of Senior Vice President of Administration and Chief Financial Officer, or in such other position as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company may designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board of Directors of the Company shall determine. Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company.

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4.       Compensation.

         (a) Salary. Effective as of January 1, 2005, Executive shall receive an annual salary (the "Salary") payable at the rate of $415,000 per annum. Such rate shall be subject to adjustment from time to time by the Board of Directors as hereinafter provided; provided, however, that it shall at no time be adjusted below the Salary for the preceding year. On January 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised - Urban Wage Earners and Clerical Workers - National - All Items (1982-84=100) (the "Index") for the twelve month period (January through December) immediately preceding such January 1. If the Index is no longer issued, the Board of Directors and Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index. Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company's current payroll practices, less all required deductions.

         (b) Incentive Bonus. During the Employment Term, Executive may receive an incentive bonus for each fiscal year or portion thereof during which Executive has been employed hereunder as determined by the Board of Directors of the Company at the end of the applicable fiscal year.

         (c) Expenses. During the Employment Term, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company policy.

         (d) Benefits. Executive shall be entitled to participate in all employee benefit plans, life insurance plans, disability income plans, incentive compensation plans and other benefit plans, other than retirement plans, as may be from time to time in effect for executives of the Company generally. In accordance with the Company policy, Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees. In addition, for a period of five (5) years commencing on the Expiration Date, Executive and/or his spouse, should she survive him, shall be entitled to participate in all medical, dental, and health benefit plans available to the Company's executive officers on similar terms and conditions as any actively employed executive.

         (e) Automobile. During the Employment Term, Executive shall be furnished with an automobile either owned or leased by the Company or an automobile allowance of $900 per month, at the discretion of the Company.

         (f) Equity Compensation. During the Employment Term Executive shall be entitled to participate in any applicable equity compensation program of the Company in effect from time to time.

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5.       Termination and Compensation Thereon.

         (a) Termination Date. The term "Termination Date" shall mean the date on which Executive's employment with the Company is terminated for any reason.

         (b) Death.

             (i) Executive's employment hereunder shall terminate upon his death. In such event, the Company shall, within thirty (30) days following the Termination Date, pay to such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, (A) the Retirement Compensation as provided in Section 5(g) below, and (B) a lump sum payment amount equal to the Salary that would have been due to Executive had this Agreement been in effect from the date of his death until the Expiration Date.

             (ii) Upon Executive's death, the Company shall, within thirty (30) days following the Termination Date, also pay to such person as Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum death benefit in the amount of $1 million.

             (iii) Upon Executive's death, The Company shall, within thirty (30) days following the Termination Date, also pay to such person as Executive shall have designated in a notice filed with the Company, or if no such person shall have been designated, to his estate, a lump-sum equal to (A) any accrued and unpaid Salary through the Termination Date, and (B) any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date. Executive's spouse shall be entitled to continuation of medical, dental and health benefits pursuant to Section 4(d) hereof.

         (c) Incapacity. If, in the reasonable judgment of the Board of Directors of the Company, as a result of Executive's incapacity due to physical or mental illness or otherwise, Executive shall for at least six (6) consecutive months during the Employment Term have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate Executive's employment as provided in this Section 5(c). If the Company desires to so terminate Executive's employment with the Company, the Company shall:

             (i) give prompt notice to Executive of any such termination;

             (ii) until the Expiration Date, (A) pay to Executive or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to Executive's estate, the highest Salary paid to Executive prior to the Termination Date, (B) continue to provide Executive and/or Executive's spouse with the medical, dental, disability and life insurance coverage, in the same amounts and upon the same terms and conditions provided pursuant to Section 4(d) hereof immediately prior to the Termination Date, and
(C) continue to provide Executive with the automobile allowance provided pursuant to Section 4(e) hereof immediately prior to the Termination Date; and

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             (iii) pay to Executive or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person has been designated, to Executive's estate the Retirement Compensation as provided in Section 5(g) below.

         (d) Termination by the Company or Executive.

             (i) The Company may terminate Executive's employment hereunder with "Cause." For purposes of this Agreement, "Cause" shall mean (i) Executive's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder, any other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any position he holds with the Company or any subsidiary or affiliate thereof; or (ii) a felony conviction or a conviction for any crime involving Executive's personal dishonesty or moral turpitude. If Executive's employment is terminated by the Company for Cause pursuant to this Section 5(d), the Company shall have no further obligations to Executive hereunder after the Termination Date, except for the payment of any unpaid Salary and benefits accrued through the Termination Date.

             (ii) The Company may terminate Executive's employment hereunder without Cause and the Executive may terminate Executive's employment hereunder with "Sufficient Reason" (as defined below). If Executive's employment is terminated by the Company without Cause or by the Executive with Sufficient Reason prior to or more than three years after the occurrence of a Change of Control, then on the Termination Date, Executive shall receive payment of (A) any accrued and unpaid Salary through the Termination Date, (B) bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date, (C) a lump sum equal to his Salary from the Termination Date through the Expiration Date, (D) the Retirement Compensation pursuant to
Section 5(g) hereof, determined as of the Expiration Date, (E) the other retirement benefits pursuant to Section 5(g) hereof, and (F) the Severance Pay pursuant to Section 5(f) hereof. In addition, (x) any stock options (or other equity awards) granted to Executive that would not vest on or prior to the Termination Date shall vest and be exercisable immediately, and such stock options shall continue to be exercisable until the later of their expiration date or the date on which shares of the Company are no longer traded as such, and (y) the Company shall (I) provide Executive and or his spouse, should she survive him, with continued life, disability, medical and dental insurance coverage in the same amounts and upon the same terms and conditions as in effect on the Termination Date, or if greater, as those provided immediately prior to the Change of Control Date for a period of eight (8) years from the Termination Date; and (II) until the Expiration Date continue to provide Executive with the automobile allowance provided pursuant to Section 4(e) hereof as of the Termination Date. If a Change of Control should occur prior to the Expiration Date, the Company shall, in addition, make the payment specified in Section 5(e)(A)(2). For purposes of this provision, "Sufficient Reason" means: (v) a decrease in Executive's Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment; (w) a change in Executive's responsibilities, positions, duties, status, title or reporting relationships; (x) Executive ceasing to be the Senior Vice President of Administration and Chief Financial Officer (or such other positions Executive holds thirty (30) days prior to the Termination Date) of a publicly traded company pursuant to this Agreement; (y) the Company's requiring Executive to be based at any office or location that is anywhere other than Executive's

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principal place of employment thirty (30) days prior to the Termination Date; or
(z) a material breach by the Company of any term or provisions of this Agreement; in each case if Executive has given notice thereof to the Company and the Company has not cured the Sufficient Reason within 30 days after receiving such notice.

             (iii) The Executive may terminate his employment hereunder without Sufficient Reason. If Executive's employment is terminated by the Executive without Sufficient Reason, then, on the Termination Date, Executive shall receive (A) any accrued and unpaid Salary through the Termination Date, (B) bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date and (C) the Retirement Compensation pursuant to Section 5(g) hereof, determined as of the Termination Date.

         (e) Change of Control.

             (i) If a "Change of Control" (as defined in Section 5(e)(iii)) of the Company occurs, the Company will be obligated as provided in this Section 5(e). For purposes of determining the Company's obligations under this Section 5(e), the date on which a Change of Control occurs shall be referred to as the "Change of Control Date." If a "Change of Control" occurs during the Employment Term, the Company or its successor in interest shall:

             (A) within five (5) business days after the Change of Control Date, pay to Executive, (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, Executive's estate) a lump sum payment equal to the sum of: (1) the unpaid amount of any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Change of Control Date; (2) an amount equal to two (2) times the Salary, (at the rate in effect on the Change of Control Date), that would have been payable to Executive through the Expiration Date; and (3) the amount of any Gross-Up Payment payable by the Company to Executive under Section 5(h) hereof.

             (B) if, within three (3) years following the Change of Control Date, Executive's employment with the Company is terminated by the Company without Cause or by Executive for "Good Reason" (as defined in Section 5(e)(iv)), the Company or its successor shall pay to Executive (1) any accrued and unpaid Salary through the Termination Date, (2) bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date and (3) the Company shall:

             (I) provide Executive and or his spouse, should she survive him, with continued life, disability, medical and dental insurance coverage in the same amounts and upon the same terms and conditions as in effect on the Termination Date, or if greater, as those provided immediately prior to the Change of Control Date for a period of eight (8) years from the Termination Date; and

             (II) until the Expiration Date continue to provide Executive with the automobile allowance provided pursuant to Section 4(e) hereof as of the Termination Date, or if greater, as provided immediately prior to the Change of Control Date; and

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             (C) provide that any stock options (or other equity awards) granted to Executive that would not vest on or prior to the Change of Control Date shall vest and, if applicable, be exercisable immediately upon the execution of any agreement that would constitute a Change of Control (regardless of whether such agreement is consummated), and such stock options shall continue to be exercisable until their expiration date.

             (ii) Executive agrees that if, following a Change of Control of the Company, his employment pursuant to this Agreement continues, or he enters into a new employment agreement with a successor entity, he will not be entitled to receive any additional change of control payments or benefits in addition to those described herein.

             (iii) For purposes of this provision, a "Change of Control" means:

             (A) The effective time of any transaction or completion of a series of transactions involving the ownership of the Company that requires a shareholder vote for the consummation of such transaction(s);

             (B) individuals who, as of January 1, 2005 (the "Effective Date"), constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

             (C) the acquisition (other than from the Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 25% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (1) the Company or its subsidiaries, (2) any person, entity or "group" that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest, or (3) any employee benefit plan of the Company or its subsidiaries; or

             (D) the sale or other disposition by the Company of 25% or more of the value of its assets to any person or entity that is not controlled by the Company.

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             (iv) For purposes of this provision, "Good Reason" means:

             (A) a decrease in Executive's Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

             (B) a change in Executive's responsibilities, positions, duties, status, title or reporting relationships;

             (C) Executive ceasing to be the Senior Vice President of Administration and Chief Financial Officer (or such other positions Executive holds immediately prior to the Change of Control Date) of a publicly traded company pursuant to this Agreement;

             (D) the Company's requiring Executive to be based at any office or location that is anywhere other than Executive's principal place of employment immediately prior to the Change of Control Date; or

             (E) a material breach by the Company of any term or provisions of this Agreement.

         (f) Severance Pay. If Executive's employment hereunder is terminated for any reason, other than (i) for Cause, (ii) due to Executive's death pursuant to Section 5(b) hereof, (iii) for Executive's incapacity pursuant to Section 5(c) hereof, or (iv) by the Executive without Good Reason or Sufficient Reason (as applicable), then within five (5) business days after Executive's Termination Date, the Company shall pay to Executive (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to Executive's estate), a lump sum amount equal to Executive's Salary in effect as of the Termination Date, which lump sum shall not be pro-rated. The obligations of the Company pursuant to this Section 5(f) shall be in addition to any amounts payable to Executive pursuant to Section 5 hereof in the event of a Change of Control of the Company.

         (g) Retirement Compensation.

             (i) If Executive's employment is terminated for any reason except Cause as defined in Section 5(d) above, the Company shall pay to Executive (or in the event of Executive's death after such termination, to such person as Executive has designated in a notice filed with the Company, or if no such person shall have been designated, to his estate), a lump sum amount equal to the amount by which (A) the product of (1) one-half multiplied by Executive's average annual salary for the three (3) year period preceding the Termination Date times (2) the number of years (including any partial year) since May 1, 1993 (the "Retirement Compensation") exceeds (B) the sum of any amounts previously distributed to Executive pursuant to Sections 5(g)(ii), 5(g)(iii) and 5(g)(iv). The lump sum amount to be paid shall not be present-valued or otherwise reduced by use of any other discount or discounting method. The payment will be made to Executive within five (5) business days of the Termination Date.

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             (ii) Within five (5) business days after the date on which the BE
Aerospace, Inc. Executive Compensation Trust II dated April 21, 1999, as amended is terminated (the "Distribution Date"), the Company will distribute in a lump sum the amount of Retirement Compensation that would have been payable to Executive under Section 5(g)(i) as of the Distribution Date.

             (iii) Within ninety (90) business days of the Distribution Date, the Company shall establish a trust for the duration of the Employment Term, and, commencing on the Distribution Date and on a quarterly basis, thereafter, each a "Contribution Date" the Company shall contribute to the trust (the "Retirement Trust") for the benefit of Executive an amount equal to (A) the Retirement Compensation that would be payable to Executive under Section 5(g)(ii) if the Contribution Date was his Termination Date minus (B) the assets in the Retirement Trust as of the Contribution Date. The Retirement Trust to which the Company shall make these contributions shall be irrevocable. The Retirement Trust shall provide that Executive may withdraw from the Retirement Trust, within the thirty (30)-day period beginning on the date on which he receives notice from the Company that the Company has made a contribution pursuant to this Section 5(g)(iii) an amount up to but not to exceed the amount of that contribution. If and to the extent that Executive fails to exercise this withdrawal right within the thirty (30) -day periods, such withdrawal right shall lapse. The Retirement Trust also shall contain such other provisions as the Company and Executive reasonably agree are necessary in order for the Retirement Trust to qualify as a grantor trust under Section 671 of the Internal Revenue Code of 1986, as amended (the "Code") with Executive as the grantor. The trust agreement for the Retirement Trust shall provide that any assets remaining in the Retirement Trust, after payment of all the retirement compensation payable pursuant to this Section 5g(iii), shall be payable to Executive, and that prior to payment of such retirement compensation, the assets of the Retirement Trust shall be exempt from the claims of the Company's creditors.

             (iv) As of the last day of each calendar quarter ending on or after the Distribution Date, during the Employment Term, the trustee of the Retirement Trust shall be required to distribute to Executive 25% of the amount of the Assumed Taxes that the Company reasonably estimates will be payable by Executive for the calendar year for which the distribution is being made and as a result of his beneficial interest in the Retirement Trust. For this purpose, the term "Assumed Taxes" shall mean the Federal, State and local income and employment taxes that would be payable by Executive for the year in question, assuming that the amount taxable would be subject to the highest Federal and applicable State and local income and employment tax rates.

         (h) Certain Additional Payments by the Company.

             (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution, benefit, equity-based or other compensation or other transfer or action by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise and including, without limitation any additional payments required under this
Section 5(h)) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest

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and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to Executive (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise
Tax) imposed upon the Gross-Up Payment, Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local.

             (ii) Subject to the provisions of paragraph (iii) of this Section 5(h) all determinations required to be made under this Section 5(h), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(h), shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 5(h) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

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             (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

             (A) give the Company any information reasonably requested by the Company relating to such claim,

             (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

             (C) cooperate with the Company in good faith in order effectively to contest such claim, and

             (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(h)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

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             (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 5(h)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(h)(iii), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or sent by telecopy or three (3) days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                                    If to the Company, to it at:

                                    BE Aerospace, Inc.
                                    1400 Corporate Center Way
                                    Wellington, FL  33414
                                    Attention:  President

                                    with a copy to:

                                    BE Aerospace, Inc.
                                    1400 Corporate Center Way
                                    Wellington, FL  33414
                                    Attention:  General Counsel

                                    If to Executive, to him at:

                                    Thomas P. McCaffrey
                                    4821 South Flagler Drive
                                    West Palm Beach Fl 33405


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8.       Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement dated as of the date hereof between Executive and the Company attached as Exhibit A which is incorporated herein by reference.

9. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10. Legal Fees. In the event of a dispute between the parties with respect to any payments due hereunder in connection with a Change of Control, the Company will pay the costs of any legal fees and related expenses incurred in connection with such dispute. Such costs and expenses shall be advanced to Executive currently as reasonably required to continue such action or proceeding.

11. Unfunded Status. This Agreement is intended to constitute an unfunded plan for incentive compensation. Except with respect to the Retirement Compensation, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. In its sole discretion, the Stock Option and Compensation Committee of the Board may authorize the creation of trusts, acquisition of life insurance policies or other arrangements to meet the obligations created under this Agreement.

12.      Section 409A.

         (a) Notwithstanding any provision of this Agreement to the contrary, if Executive is a "specified employee" as defined in Section 409A of the Code he shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six months after Executive's termination of employment for any reason other than death or (ii) Executive's date of death. The provisions of this Section 12 shall only apply if required to comply with
Section 409A of the Code.

         (b) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or if any tax is imposed under such Section 409A on any payment to be received by Executive hereunder, this Agreement or any provision hereof may be reformed by Executive, subject to the consent of the Company which consent shall not be unreasonably withheld, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Executive agrees in good faith to consider any such reformation proposed by the Company.

         (c) The provisions of Section 5(h) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under said Section 409A so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.


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



13.      Miscellaneous.

         (a) Enforceability. The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida.

         (b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. Executive may not assign or delegate Executive's duties under this Agreement without the Company's prior written approval.

         (c) Waiver. Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 5(e) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

         (d) Survival. The provisions of Sections 4, 5 and 7 through 13 inclusive hereof shall each survive any termination or expiration of this Agreement.


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


         IN WITNESS WHEREOF, the parties hereto execute this Agreement as of the date first written above.

EXECUTIVE                            BE AEROSPACE, INC.


/s/  Thomas P. McCaffrey             By:  /s/ Amin J. Khoury
     -------------------                  ------------------
     Senior Vice President of             Chairman of the Board
     Administration and Chief
     Financial Officer




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